                                                                 EX-99.(J)(1)(A)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 35 to Registration Statement No. 33-27489, Post-Effective Amendment No. 11 to Registration Statement No. 333-01999, and Post-Effective Amendment No. 80 to Registration Statement No. 002-10766 on Form N-1A (collectively, the "Registration Statements") of our reports dated December 8, 2000 appearing in the Annual Reports of WM Trust I, WM Trust II, and WM Strategic Asset Management Portfolios, LLC for the periods ended October 31, 2000, and to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Auditors and Financial Statements" in the Statement of Additional Information, which are part of such Registration Statements.


DELOITTE & TOUCHE LLP
San Francisco, California
February 23, 2001